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                                                                    EXHIBIT 99.1


NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:

Michael R. Dougherty                Karen Bergman (media)
Chief Financial Officer             Reagan Codner (investors)
Magainin Pharmaceuticals Inc.       Burns McClellan
(610) 941-4020                      (212) 505-1919


                  MAGAININ ANNOUNCES CYTOLEX(TM) COLLABORATION
                    WITH SMITHKLINE BEECHAM IN NORTH AMERICA


FEBRUARY 13, 1997, PLYMOUTH MEETING, PA -- Magainin Pharmaceuticals Inc. (Nasdaq: MAGN) today announced that it has entered into a development, supply and distribution agreement in North America with SmithKline Beecham ("SB") for Magainin's lead development compound, Cytolex(TM) (MSI-78). Cytolex is a broad spectrum topical antibiotic cream being clinically evaluated in the treatment of infection in diabetic foot ulcers. Magainin announced successful completion of its initial Phase III clinical trial of Cytolex in September, 1996, and expects to announce results of a second Phase III clinical trial of Cytolex, in the same indication, in the first quarter of 1997.

The agreement provides for an upfront payment by SB to Magainin of $5 million. SB may make additional payments to Magainin of up to $27.5 million for product milestones, including an amount to be paid upon the successful completion of clinical testing of Cytolex. SB will also fund a percentage of any development expenses for additional indications for Cytolex. Upon the commencement of commercial sales by SB, Magainin will be responsible for the supply of Cytolex, and will receive certain percentages of SB sales revenues under agreed upon terms. The agreement also gives SB the right to negotiate for rights to another Magainin product development candidate, under certain terms and conditions.

"Cytolex is a promising innovation for physicians treating diabetic foot infections," said Dr. Jerry Karabelas, Executive Vice President, SmithKline Beecham Pharmaceuticals. "We look forward to working with Magainin and making Cytolex an important part of our significant antibiotic franchise."

"We are delighted to enter into this strategic collaboration with SmithKline Beecham," said Jay Moorin, Chairman, President and Chief Executive Officer of Magainin. "SmithKline Beecham's strong antibiotic franchise, as well as its established success in marketing its topical antibiotic, Bactroban(R), are among the factors that make this company a natural


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partner for Cytolex. With SmithKline Beecham managing sales and marketing of
Cytolex, we can devote our resources to advancing Magainin's research pipeline, including our aminosterol compounds and our genomics discovery program for asthma."

Magainin Pharmaceuticals Inc. is a biopharmaceutical company engaged in the development of breakthrough medicines for serious diseases. The Company isolates and develops compounds from the host-defense systems of animals and uses molecular techniques such as gene identification to understand the pathogenesis of disease. Magainin's development efforts are focused on anti-infectives, oncology and, pulmonary and allergic disorders.

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This announcement contains certain forward looking statements that are subject to risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 as filed with the Securities and Exchange Commission and the following sections of Item 1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the Securities and Exchange Commission:
"Synthesis Technology; Manufacturing;" "Product Development and Research Programs;" "Government Regulation;" "Additional Regulatory Issues;" "Patents and Proprietary Rights; Licensed Technology;" "Competition" and "Product Liability and Insurance." The Company disclaims any intent or obligation to update these forward looking statements.

Upon regulatory approvals, MSI-78 is expected to be marketed under the trade name Cytolex(TM).